Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS

THIRD QUARTER FISCAL 2008 RESULTS

Initiatives Underway to Achieve Long-Term Growth

After Disappointing Early Tax Season

$111 Million of Cash Returned To Shareholders in First Nine Months of Year

PARSIPPANY, NJ – March 4, 2008 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported financial results for the three and nine month periods ended January 31, 2008 and provided operating and earnings expectations for the full fiscal year.

Total revenues in the third quarter were $97.6 million, as compared to $114.4 million in the same period last year, largely as a result of lower tax return volumes during the period. Net income for the quarter was $18.2 million ($0.61 per diluted share) as compared to $27.5 million ($0.83 per diluted share) in the prior year period.

The widely reported slow start for the tax season industry resulted in customer traffic shifting from the third to the fourth fiscal quarter. The Company attributes the industry delay primarily to a general long-term shift in customer behavior to later filing. The Company believes that its tax return results in the early season were further affected by the lack of a pre-season product which drove customer demand to other tax preparation companies that were willing to electronically file tax returns with paystub information, as opposed to the legally required Form W-2. The Company also believes that continued references in the media to last year’s Department of Justice matter involving a former franchisee contributed to the decline.

“January tax return volumes were disappointing and well below expectations; however, we did see significant improvement in February and have undertaken steps to drive late season tax return growth in the current year,” said Michael Yerington, President and Chief Executive Officer. “This is a transition year, as I have made and am in the process of completing, organizational and infrastructure changes that will serve as the foundation to execute an aggressive long-term growth strategy based on improved distribution and a broader array of products and services.”

As of January 31, 2008, the Company and its franchisees operated 6,788 offices, an increase of 4% over the prior tax season. During the first nine months of the year, the Company and its franchisees prepared 1.21 million tax returns, a decline of 13.5%. The benefit of an additional filing day in the third quarter of this year was more than offset by the lower tax return volume during the period.

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

Subsequent to quarter-end, the Company has seen improved tax return volumes in February. The Company prepared 2.5 million tax returns, year-to-date through February 29, 2008, a decrease of 8.1% from the prior year period.

For the first nine months of the fiscal year, total revenues were $109.1 million as compared to $126.5 million. Net loss for the nine months was $25.0 million ($0.83 per share) as compared to a loss of $0.6 million ($0.02 per share) in the prior year period. Excluding $12.7 million of pre-tax charges ($0.27 per share) primarily related to severance charges for the former Chief Executive Officer and internal review-related expenses, net loss for the nine month period would have been $16.7 million ($0.56 per share). In the prior year period, there were $1.9 million of pre-tax costs ($0.03 per share) related to litigation.

Current Year Expectations

The Company has undertaken efforts to increase its growth rate in the late season of the current year and believes that its marketing and expanded outreach to encourage tax filings required this year for participation in the Economic Stimulus Program will drive tax returns in the late season. For the full fiscal year, the Company projects that total tax returns prepared by the system will decline by 5 to 6%, excluding the benefit of incremental, but lower priced Economic Stimulus Program tax returns for those otherwise not required to file a tax return.

Average revenues per tax return is estimated to increase by 1 to 2% for the full year, also excluding the impact of the Economic Stimulus Program tax returns. The Company and its franchisees have continued to experience pricing increases despite competitive pressures; however, these gains largely offset 5 to 6% of prior year fees that were non-recurring this year.

Based on these assumptions, the Company projects that total revenues for the current fiscal year will be $282 to $292 million and diluted earnings per share will be $1.48 to $1.60. The current year earnings estimates exclude $0.26 per diluted share primarily related to severance costs and internal review-related expenses.

Outlook

Following the changes in leadership that occurred towards the end of the calendar year, the Company continued its focus on preparing for the current tax season with limited time to introduce strategic change. That focus has since shifted to identifying and implementing a series of initiatives that are expected to demonstrate significant operating improvement beginning in the next tax season. These initiatives will seek to expand the Company’s distribution footprint in new and existing markets, develop an infrastructure to support significant and ongoing product and service innovations, and improve the strength of the brand. The objective is to aggressively drive tax return growth through new customer acquisition and customer retention, while deepening the customer relationship through new product introductions that drive more frequent customer contact. The Company has also recruited several new members of senior management in recent months to help lead these strategic programs.

Capital Structure

Jackson Hewitt continued to aggressively return excess capital to shareholders during the last quarter. The Company repurchased $39.8 million of stock (1.5 million shares) during the third quarter and $94.8 million of stock (3.3 million shares) during the first nine months of the current fiscal year. In addition, the Company has paid $16.2 million of dividends in the first nine months of the year. Since its initial public offering in June 2004 and through January 31, 2008, the Company repurchased $299 million of stock (10.3 million shares, equivalent to 27% of the shares issued at the initial offering). As of January 31, there was approximately $38 million available under the current share repurchase program.

Franchise Operations

Total revenues for the quarter declined by $13.3 million to $66.9 million. Royalty and Marketing and Advertising revenues declined by 15%, primarily the result of the lower tax return volumes. Financial product fees declined from $30.0 million to $24.5 million, principally due to lower product counts. The fixed fee component of the financial product agreements are accounted for on a percentage of completion method over the tax season. The percentage of customers receiving a financial product during the quarter remained the same as in the prior year period.

Total expenses declined by 6% to $31.9 million during the quarter, reflecting a shift in marketing spend to the fourth quarter. The Company continues to forecast that full-year marketing expenses will increase at a rate faster than revenue this year. Income before income taxes was $35.4 million for the quarter, as compared to $46.7 million in the prior year quarter.

Company-Owned Office Operations

Service revenues from company-owned operations declined by $3.6 million to $30.6 million despite the operation of 278 additional offices this tax season. Cost of company-owned operations increased by $1.5 million primarily as a result of the additional offices operated. Income before income taxes was $5.7 million as compared to $10.9 million in the prior year period.

Corporate and Other

Loss before income taxes declined by $0.6 million to $11.1 million. This reduction was largely due to $1.9 million of prior period litigation related expenses. Offsetting this decline were higher consulting costs of $0.6 million to support the Company’s strategic initiatives and a $1.0 million increase in interest expense. The higher interest expense resulted from higher debt used to fund the cumulative share repurchase programs.

Conference Call

Michael Yerington, President and Chief Executive Officer, and Daniel O’Brien, Chief Financial Officer, will host a live webcast over the internet today, Tuesday, March 4, 2008 at 11:00 a.m. Eastern Time. Please visit the investor relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with approximately 6,800 franchised and company-owned offices throughout the United States during the 2008 tax season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

This press release contains statements, including, without limitation, those statements relating to tax return volumes, average revenues per tax return, total revenues, diluted earnings per share, the Company’s distribution footprint, the Company’s infrastructure marketing expenses, share repurchases and dividends, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to achieve the same levels of growth in revenues and profits in the future as we have in the past; the Company’s ability to successfully attract and retain key personnel; government initiatives that simplify tax return preparation or reduce the need for a third party tax return preparer, improve the timing and efficiency of processing tax returns or decrease the number of tax returns filed; the trend of tax payers filing their tax returns later in the tax season; the success of the Company’s franchised offices; the Company’s responsibility to third parties, regulators or courts for the acts of, or failures to act by, the Company’s franchisees; government legislation and regulation of the tax return preparation industry and related financial products, including refund anticipation loans, and the failure by us, or the financial institutions which provide financial products to the Company’s customers, to comply with such legal and regulatory requirements; the Department of Justice lawsuits and Internal Revenue Service examinations; the effectiveness of the Company’s tax return preparation compliance program; increased regulation of tax return preparers; the Company’s exposure to litigation; the failure of the Company’s insurance to cover all the risks associated with the Company’s business; the Company’s ability to protect the Company’s customers’ personal and financial information; the effectiveness of the Company’s marketing and advertising programs and franchisee support of these programs; disruptions in the Company’s relationships with the Company’s franchisees; changes in the Company’s relationships with financial product providers that could reduce the revenues we derive from the Company’s agreements with these financial institutions as well as affect the Company’s customers’ ability to obtain financial products through the Company’s tax return preparation offices; changes in the Company’s relationships with retailers and shopping malls that could affect the Company’s growth and profitability; the seasonality of the Company’s business and its effect on the Company’s stock price; competition from tax return preparation service providers, volunteer organizations and the government; the Company’s ability to offer innovative new financial products and services; the Company’s reliance on technology systems and electronic communications to perform the core functions of the Company’s business; the Company’s ability to protect the Company’s intellectual property rights or defend against any third party allegations of infringement by us; the Company’s reliance on cash flow from subsidiaries; the Company’s compliance with credit facility covenants; the Company’s exposure to increases in prevailing market interest rates; the Company’s quarterly results not being indicative of the Company’s performance as a result of tax season being relatively short and straddling two quarters; the Company’s ability to pay dividends in the future; certain provisions that may hinder, delay or prevent third party takeovers; changes in accounting policies or practices and the Company’s ability to maintain an effective system of internal controls; delays in the passage of tax laws and their implementation; and the effect of market conditions, general conditions in the tax return preparation industry or general economic conditions.

Additional information concerning these and other risks that could impact the Company’s business can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007 and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or the Company’s website. The Company assumes no obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements.

Contacts:

Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

# # #

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2007	2008	2007
Revenues
Franchise operations revenues:
Royalty	$27,132	$32,017	$28,464	$33,359
Marketing and advertising	12,161	14,338	12,736	14,934
Financial product fees	24,451	30,019	29,777	34,506
Other	3,170	3,833	6,554	8,565
Service revenues from company-owned office operations	30,641	34,239	31,545	35,098

Total revenues	97,555	114,446	109,076	126,462

Expenses
Cost of franchise operations	8,135	8,220	26,197	24,173
Marketing and advertising	22,620	25,030	31,330	31,327
Cost of company-owned office operations	20,727	19,264	33,242	29,963
Selling, general and administrative	8,509	10,018	39,789	26,822
Depreciation and amortization	3,352	3,134	9,946	9,100

Total expenses	63,343	65,666	140,504	121,385

Income (loss) from operations	34,212	48,780	(31,428)	5,077
Other income/(expense):
Interest and other income	421	639	1,369	1,305
Interest expense	(4,621)	(3,576)	(11,112)	(7,416)

Income (loss) before income taxes	30,012	45,843	(41,171)	(1,034)
Provision for (benefit from) income taxes	11,765	18,305	(16,139)	(413)

Net income (loss)	$18,247	$27,538	$(25,032)	$(621)

Earnings (loss) per share:
Basic	$0.61	$0.84	$(0.83)	$(0.02)

Diluted	$0.61	$0.83	$(0.83)	$(0.02)

Weighted average shares outstanding:
Basic	29,690	32,614	30,041	33,710

Diluted	30,061	33,235	30,041	33,710

Dividends declared per share	$0.18	$0.12	$0.54	$0.36

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of January 31, 2008	As of April 30, 2007
Assets
Current assets:
Cash and cash equivalents	$510	$1,693
Accounts receivable, net of allowance for doubtful accounts of $2,568 and $1,279, respectively	64,206	17,519
Notes receivable, net	7,277	5,544
Prepaid expenses and other	20,307	11,421
Deferred income taxes	559	1,933

Total current assets	92,859	38,110
Property and equipment, net	33,838	35,194
Goodwill	414,911	393,208
Other intangible assets, net	86,810	84,793
Notes receivable, net	9,767	5,001
Other non-current assets, net	17,302	17,235

Total assets	$655,487	$573,541

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$55,151	$31,452
Income taxes payable	14,860	58,905
Deferred revenues	8,414	10,038

Total current liabilities	78,425	100,395
Long-term debt	351,000	127,000
Deferred income taxes	27,925	31,206
Other non-current liabilities	11,496	11,450

Total liabilities	468,846	270,051

Stockholders’ equity:
Common stock, par value $0.01; Authorized: 200,000,000 shares;
Issued: 38,865,844 and 38,069,726 shares, respectively	388	381
Additional paid-in capital	381,839	359,469
Retained earnings	105,680	146,962
Accumulated other comprehensive income	(2,755)	348
Less: Treasury stock, at cost: 10,260,691 and 6,953,545 shares, respectively	(298,511)	(203,670)

Total stockholders’ equity	186,641	303,490

Total liabilities and stockholders’ equity	$655,487	$573,541

JACKSON HEWITT TAX SERVICE INC.

FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2007	2008	2007
Revenues
Royalty	$27,132	$32,017	$28,464	$33,359
Marketing and advertising	12,161	14,338	12,736	14,934
Financial product fees	24,451	30,019	29,777	34,506
Other	3,170	3,833	6,554	8,565

Total revenues	66,914	80,207	77,531	91,364

Expenses
Cost of operations (a)	8,135	8,220	26,197	24,173
Marketing and advertising	20,260	22,357	28,461	28,092
Selling, general and administrative	1,057	1,025	3,080	3,274
Depreciation and amortization	2,411	2,443	7,587	6,974

Total expenses	31,863	34,045	65,325	62,513

Income from operations	35,051	46,162	12,206	28,851
Other income/(expense):
Interest and other income	354	559	1,094	991

Income before income taxes	$35,405	$46,721	$13,300	$29,842

(a)	For the nine months ended January 31, 2008, cost of operations includes a charge related to the termination of franchise agreements in connection with the acquisition of former franchisees’ businesses in Atlanta, Chicago and Detroit.

JACKSON HEWITT TAX SERVICE INC.

COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2007	2008	2007
Revenues
Service revenues from operations	$30,641	$34,239	$31,545	$35,098

Expenses
Cost of operations	20,727	19,264	33,242	29,963
Marketing and advertising	2,360	2,673	2,869	3,235
Selling, general and administrative	897	758	2,836	2,483
Depreciation and amortization	941	691	2,359	2,126

Total expenses	24,925	23,386	41,306	37,807

Income (loss) from operations	5,716	10,853	(9,761)	(2,709)

Income (loss) before income taxes	$5,716	$10,853	$(9,761)	$(2,709)

JACKSON HEWITT TAX SERVICE INC.

CORPORATE AND OTHER

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2007	2008	2007
Expenses (a)
General and administrative	$5,205	$5,289	$18,361	$16,127
Stock-based compensation	1,093	1,073	3,559	3,065
Internal review	257	—	5,845	—
Severance	—	—	6,108	—
Litigation related expenses	—	1,873	—	1,873

Total expenses	6,555	8,235	33,873	21,065

Loss from operations	(6,555)	(8,235)	(33,873)	(21,065)
Other income/(expense):
Interest and other income	67	80	275	314
Interest expense	(4,621)	(3,576)	(11,112)	(7,416)

Loss before income taxes	$(11,109)	$(11,731)	$(44,710)	$(28,167)

(a)	Included in selling, general and administrative in the Consolidated Statements of Operations.

JACKSON HEWITT TAX SERVICE INC.

SELECTED KEY OPERATING STATISTICS

(Unaudited)

Operating Statistics:
	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2007	2008	2007
Offices:
Franchise operations	5,786	5,802	5,786	5,802
Company-owned office operations	1,002	724	1,002	724

Total offices - system	6,788	6,526	6,788	6,526

Tax returns prepared (in thousands):
Franchise operations	996	1,174	1,051	1,237
Company-owned office operations	151	154	155	158

Total tax returns prepared - system	1,147	1,328	1,206	1,395

Average revenues per tax return prepared:
Franchise operations (1)	$203.48	$203.59	$202.02	$201.22

Company-owned office operations (2)	$203.51	$222.49	$203.78	$221.42

Average revenues per tax return prepared - system	$203.49	$205.78	$202.24	$203.51

Financial products (in thousands) (3)	1,157	1,353	1,181	1,383

Average financial product fees per financial product (4)	$21.13	$22.19	$25.22	$24.95

Notes:

(1)	Calculated as total revenues earned by the Company’s franchisees, which does not represent revenues earned by the Company, divided by the number of tax returns prepared by the Company’s franchisees (see calculation below). The Company earns royalty and marketing and advertising revenues, which represent a percentage of the revenues received by the Company’s franchisees.
(2)	Calculated as tax preparation revenues and related fees earned by company-owned offices (as reflected in the Consolidated Statements of Operations) divided by the number of tax returns prepared by company-owned offices.
(3)	Consists of refund anticipation loans, assisted refunds and Gold Guarantee® products.
(4)	Calculated as revenues earned from financial product fees (as reflected in the Consolidated Statements of Operations) divided by number of financial products.

Calculation of average revenues per tax return prepared in Franchise Operations:

	Three Months Ended January 31,		Nine Months Ended January 31,
(dollars in thousands, except per tax return prepared data)	2008	2007	2008	2007
Total revenues earned by the Company’s franchisees (A)	$202,672	$238,960	$212,261	$248,897

Average royalty rate (B)	13.39%	13.40%	13.41%	13.40%
Marketing and advertising rate (C)	6.00%	6.00%	6.00%	6.00%

Combined royalty and marketing and advertising rate (B plus C)	19.39%	19.40%	19.41%	19.40%

Royalty revenues (A times B)	$27,132	$32,017	$28,464	$33,359
Marketing and advertising revenues (A times C)	12,161	14,338	12,736	14,934

Total royalty and marketing and advertising revenues	$39,293	$46,355	$41,200	$48,293

Number of tax returns prepared by the Company’s franchisees (D)	996	1,174	1,051	1,237

Average revenues per tax return prepared by the Company’s franchisees (A divided by D)	$203.48	$203.59	$202.02	$201.22

Amounts	may not recalculate precisely due to rounding differences.

JACKSON HEWITT TAX SERVICE INC.

ADJUSTED RESULTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2007	2008	2007
Net income (loss), as reported	$18,247	$27,538	$(25,032)	$(621)
Internal review	257	—	5,845	—
Severance	—	—	6,395	—
Termination of franchise agreements	—	—	433	—
Litigation related expenses	—	1,873	—	1,873
Adjustment to income taxes	(101)	(748)	(4,380)	(748)

Net income (loss), as adjusted	$18,403	$28,663	$(16,739)	$504

Earnings (loss) per share, as reported
Basic	$0.61	$0.84	$(0.83)	$(0.02)

Diluted	$0.61	$0.83	$(0.83)	$(0.02)

Earnings (loss) per share, as adjusted
Basic	$0.62	$0.88	$(0.56)	$0.01

Diluted	$0.61	$0.86	$(0.56)	$0.01

A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. In the schedule presented above, the Company has included a comparison of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Management believes the above presentation of net income (loss) and earnings (loss) per share on an “as adjusted” basis, which are non-GAAP financial measures, is necessary to reflect the impact of expenses incurred in connection with the transactions noted above in order to help investors compare, on an equivalent basis, the Company’s financial results for the current periods presented to its financial results for the same periods presented last year.

# # #